As filed with the Securities and Exchange Commission on April 26, 2018

Registration Statement No. 333-101295

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE

AMENDMENT NO. 4

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Comcast Corporation

(Exact name of registrant as specified in its charter)

Pennsylvania	27-0000798
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Comcast Center, Philadelphia, Pennsylvania	19103-2838
(Address of Principal Executive Offices)	(Zip Code)

AT&T BROADBAND CORP. ADJUSTMENT PLAN

AT&T BROADBAND DEFERRED COMPENSATION PLAN

AT&T BROADBAND LONG TERM SAVINGS PLAN

COMCAST CORPORATION 2002 DEFERRED COMPENSATION PLAN

COMCAST CORPORATION 2002 DEFERRED STOCK OPTION PLAN

COMCAST CORPORATION 2002 EMPLOYEE STOCK PURCHASE PLAN

COMCAST CORPORATION RETIREMENT-INVESTMENT PLAN

COMCAST CORPORATION 2002 RESTRICTED STOCK PLAN

COMCAST CORPORATION 2002 STOCK OPTION PLAN

COMCAST CORPORATION 1987 STOCK OPTION PLAN

COMCAST-SPECTACOR 401(k) PLAN

(Full title of the plan)

Arthur R. Block, Esq.

Executive Vice President, General Counsel and Secretary

Comcast Corporation

One Comcast Center

Philadelphia, Pennsylvania 19103-2838

(215) 286-1700

(Name and address of agent for service)

(Telephone number, including area code, of agent for service)

Copies of Communications to:

Andrew J. Rudolph, Esquire

Blank Rome LLP

One Logan Square

Philadelphia, Pennsylvania 19103

(215) 569-5500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

On November 19, 2002, Comcast Corporation (the “Registrant”) filed a Registration Statement on Form S-8 (Registration No. 333-101295) (as subsequently amended prior to the date hereof, the “Registration Statement”), which registered shares of the Registrant’s Class A Common Stock, par value $.01 (the “Shares”), reserved for issuance under eleven plans, including the Comcast Corporation Retirement-Investment Plan (the “Comcast Plan) and the Comcast-Spectacor 401(k) Plan (the “Spectacor Plan” and, together with the Comcast Plan, the “Plans”). The Registration Statement registered 3,000,000 Shares with respect to the Comcast Plan and 200,000 Shares with respect to the Spectacor Plan. In addition, pursuant to Rule 416 of the Securities Act of 1933, the Registration Statement also covered an indeterminate number of additional Shares granted or to be granted under the Plans to prevent dilution that may result from any future stock splits, stock dividends or similar transactions affecting the Shares as well as an indeterminate amount of interests to be offered or sold pursuant to the Plans.

On July 1, 2004, the Registrant transferred 82 participants’ accounts from the Spectacor Plan to the Comcast Plan pursuant to the transfer of certain employee-participants from the employ of Comcast-Spectacor LLP to the employ of the Registrant. Accordingly, securities previously allocated to those transferred participants’ accounts under the Spectacor Plan, including Shares of the Registrant, were reallocated to the participants’ accounts under the Comcast Plan. On August 12, 2004, the Registrant filed Post-Effective Amendment No. 2 to the Registration Statement to reallocate 10,224 Shares previously held in certain participants’ accounts under the Spectacor Plan to the participants’ accounts held under the Comcast Plan.

Effective as of January 1, 2016 (the “Effective Date”), the Registrant’s Shares ceased being an investment option for new contributions or transfers under either of the Plans. Accordingly, by this Post-Effective Amendment No. 4, the Company hereby deregisters all Shares and plan interests covered by the Registration Statement remaining unsold pursuant to each of the Comcast Plan and the Spectacor Plan as of the Effective Date.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 (the “Securities Act”) and in accordance with Rule 478(a)(4) under the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 4 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Pennsylvania, on this 26th day of April, 2018.

COMCAST CORPORATION

By:	/s/ Arthur R. Block
Name:	Arthur R. Block
Title:	Executive Vice President, General Counsel and Secretary

401(k) Plans. Pursuant to the requirements of the Securities Act, the Administrators of the Comcast Corporation Retirement-Investment Plan and the Comcast-Spectacor 401(k) Plan have duly caused this Post-Effective Amendment No. 4 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Pennsylvania, on this this 26th day of April, 2018.

THE COMCAST CORPORATION RETIREMENT- INVESTMENT PLAN

By:	/s/ William E. Dordelman

COMCAST-SPECTACOR 401(K) PLAN

By:	/s/ William E. Dordelman